                                                                DQE EXHIBIT 12.1


                              DQE and Subsidiaries


                Calculation of Ratio of Earnings to Fixed Charges
            and Preferred and Preference Stock Dividend Requirements
                             (Thousands of Dollars)

                                                                                    Year Ended December 31,
                                                               --------------------------------------------------------------
                                                                 2000        1999         1998           1997          1996
                                                               ----------   ---------   ----------     --------      --------
FIXED CHARGES:
  Interest on long-term debt                                     $73,546     $79,454      $ 81,076     $ 87,420      $ 88,478
  Other interest                                                  36,118      28,212        14,556       13,823        10,926
  Portion of lease payments representing an interest factor        6,783      42,973        44,146       44,208        44,357
  Dividend requirement                                            14,131      14,684        15,612       21,649        14,385
                                                               ----------   ---------   ----------     --------      --------
    Total Fixed Charges                                         $130,578    $165,323      $155,390     $167,100      $158,146
                                                               ----------   ---------   ----------     --------      --------

EARNINGS:
  Income from continuing operations                              $153,551    $201,416     $196,688     $199,101      $179,138
  Income taxes                                                     70,350     110,722*     100,982*      95,805*       87,388
  Fixed charges as above                                          130,578     165,323      155,390      167,100       158,146
                                                               ----------   ---------   ----------     --------      --------
    Total Earnings                                               $354,479    $477,461     $453,060     $462,006      $424,672
                                                               ----------   ---------   ----------     --------      --------

RATIO OF EARNINGS TO FIXED CHARGES                                   2.72        2.89         2.92         2.76          2.69
                                                               ==========   =========   ==========     ========      ========

*Earnings related to income taxes reflect a $3.0 million, $12.0 million, $17.0 million and $12.0 million decrease for the twelve months ended December 31, 1999, 1998, 1997 and 1996, respectively, due to a financial statement reclassification related to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The ratio of earnings to fixed charges, absent this reclassification equals 2.86, 2.99, 2.87 and 2.76 for the twelve months ended December 31, 1999, 1998, 1997 and 1996, respectively.